June
                            19th
                          1 9 9 6



                                                      412,190-009


International Lease Finance Corporation
1999 Avenue of the Stars, 39th Floor
Los Angeles, California  90067

Re: $100,000,000 Aggregate Principal Amount of Floating Rate
    Notes due June 19, 1998 of International Lease Finance
    Corporation (the "Notes")

Ladies and Gentlemen:

    We have acted as your counsel in connection with the issuance and sale of the Notes. The Notes constitute a series of the Debt Securities registered on a Registration Statement on Form S-3 (File No. 33-62649) (the "Registration Statement"), filed by International Lease Finance Corporation (the "Company") under the Securities Act of 1933, as amended. The Notes are being issued under an Indenture, dated as of November 1, 1991 (the "Indenture"), between the Company and First Trust of Illinois, National Association (successor to Continental Bank, National Association), as Trustee.

    On the basis of our consideration of such questions of law as we have deemed relevant in the circumstances, we are of the opinion, subject to the assumptions and limitations set forth herein, that the Notes have been duly authorized by all necessary corporate action on the part of the Company and when the Notes are executed and authenticated in accordance with the Indenture and upon payment for and delivery of the Notes in accordance with the terms of the Underwriting Agreement, dated as of June 14, 1996, between the Company and Morgan Stanley & Co. Incorporated will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and except that the enforceability of the Notes is subject to the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

    We have, with your approval, assumed that the certificates for the Notes will conform to the forms thereof examined by us, that the signatures on all documents examined by us are genuine, that all items submitted as originals are authentic, and that all items submitted as copies conform to the originals, assumptions which we have not independently verified.

    We consent to the incorporation by reference of this opinion in the Company's Current Report on Form 8-K, event date June 14
1996.

                              Respectfully submitted,

                              O'Melveny & Myers LLP